Exhibit 8.1

RETO ECO-SOLUTIONS, INC.

Company Name	Country of Incorporation/Formation

REIT Holdings (China) Ltd.	Hong Kong

Sunoro Holdings Limited	Hong Kong

Bejing REIT Technology Development Co., Ltd.	China

REIT New Materials Xinyi Co., Ltd.	China

REIT Q Green Machines Private Ltd.	India

REIT Technology Development Co., Ltd.	China

REIT Ecological Technology Co., Ltd.	China

Datong Ruisheng Environmental Engineering Co., Ltd.	China

Inner Mongolia REIT Ecological Environment Management Co., Ltd.	China

Hainan REIT Mingde Investment Holding Co., Ltd.	China

Guangling REIT Ecological Cultural Tourism Co., Ltd.	China

Yangpu Fangyuyuan United Logistics Co., Ltd.	China

Hainan Yile IoT Technology Co., Ltd.	China

Hainan Kunneng Direct Supply Chain Management Co., Ltd.	China

Hainan Yile IoV Technology Research Institute Co., Ltd.	China

Inner Mongolia Guorui Daojing Information Technology Co., Ltd.	China

Honghe REIT Ecological Technology Co., Ltd. China	China

Sunoro Hengda (Beijing) Technology Co., Ltd.	China

Beijing REIT Equipment Technology Co., Ltd.	China